                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made as of November 15, 1994 by and between MERCURY AIR GROUP, INC., a New York corporation having its principal offices at 5456 McConnell Avenue, Los Angeles, California 9OO66 (hereinafter referred to as "Employer"), and Mr. Joseph A. Czyzyk, residing at 8141 Cabora Drive, Playa Del Rey, California 90293 (hereinafter referred to as "Employee").

                              W I T N E S S E T H:

         WHEREAS, Employee has been employed as President of Mercury Air Cargo, Inc., a California corporation and wholly-owned subsidiary of Employer ("MAC"), since 1988 and currently serves as an Executive Vice President of Employer;

         WHEREAS, Employee's employment agreement with MAC has expired;

         WHEREAS, Employer's Board of Directors (the "Board of Directors") would like to employ Employee as its President/Chief Operating Officer, continue Employee's role as President of MAC and appoint Employee to serve as a director of Employer, on the terms and conditions set forth in this Agreement; and

         WHEREAS, Employee wishes to accept these positions on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties agree as follows:

         First:   Employment; Appointment as a Director; Expression of Intent

         (a) Employment. Employer hereby confirms and agrees that Employee has been elected by the Board of Directors to act as Employer's President/Chief Operating Officer and in such capacity to provide executive services as the senior executive officer responsible for directing the day-to-day operations and sales functions for Employer's government contracts, cargo, fuel sales, commercial aviation services and fixed base operation units and any subsequently formed operating units of Employer. Employer further confirms that Employee has been elected by the Board of Directors of MAC to continue serving as the President of MAC. In both capacities, Employee shall report directly to Employer's Chief Executive Officer/Chairman of the Board.

         (b) Appointment as Director. The size of the Board of Directors has been expanded to six (6) members, creating a single vacancy, and Employee has been appointed and elected by the Board of Directors to fill such vacancy. Employee understands that the directors of Employer are elected by the shareholders of Employer on an annual basis and no assurance can be given regarding his retention of this position. The Board of Directors, however, agrees to maintain Employee as one of the candidates nominated by the Board of Directors in connection with each annual meeting of shareholders for so long as he serves as the Chief Operating Officer/President of Employer.


                                  Exhibit 10.13
                                                                    Page 1 of 10

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         (c) Employee's Acceptance. Employee hereby accepts his appointments and elections as President/Chief Operating Officer of Employer, President of MAC and as a director of Employer.

         (d) Intent. It is the intent of the Board of Directors that Employee's tenure as Chief Operating Officer/President of Employer shall serve as a period of training and evaluation for appointment to the office of Chief Executive Officer of Employer, when and as such position may be vacated by Mr. Seymour Kahn. Any such appointment to the position of Chief Executive Officer of Employer shall be made in the sole discretion and judgement of the Board of Directors.

         Second:           Term

    Subject to the provisions governing termination as hereinafter provided, the term of this Agreement shall begin on November 15, 1994 and shall terminate on November 15, 1997. If Employee is then employed by Employer, on each successive November 15, the term of this Agreement shall be automatically extended for one additional year such that the remaining term of the Agreement shall then be three (3) years; provided, however, that upon written notice given by either party at least thirty (30) days prior to the next automatic extension, the automatic extension right may be terminated.

         Third:            Compensation

         (a) Base Compensation. For all services rendered by Employee under this Agreement, Employer shall pay Employee a salary of $270,000 per year, payable in semi-monthly installments in accordance with Employer's standard payroll practices. From time to time, the salary payable to Employee may be increased at the sole discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). Employee's annual salary, as from time to time increased by the Compensation Committee, is hereinafter referred to as "Base Compensation."

         (b) Bonus Plans. In addition, the Compensation Committee has enacted the following Bonus Plan for Employee, which shall be maintained in effect during the term of this Agreement. For purposes of the bonus plan, EBIT shall be defined as Operating Income of Employer on a consolidated basis minus Sales and General Administrative Expense and Depreciation of Employer on a consolidated basis. For Fiscal 1995, Employee shall receive a bonus: (i) under Part I of the bonus plan, equal to Twenty-Five Percent (25%) of his Base Compensation if Fiscal 1995 EBIT meets or exceeds EBIT for Fiscal 1994; and (ii) under Part II of the bonus plan, equal to Two and One-Half Percent (2.5%) of the amount by which Fiscal 1995 EBIT exceeds Fiscal 1994 EBIT. Any bonus received by Employee for Fiscal 1995 shall be solely at the discretion of the Compensation Committee, if Fiscal 1995 EBIT does not meet or exceed Fiscal 1994 EBIT. For Fiscal 1996,
Part I and Part II of the bonus plan shall remain in effect except that the threshold EBIT shall be based on the average of EBIT for Fiscal 1994 and 1995. For fiscal years subsequent to Fiscal 1996, Part I and Part II of the bonus plan shall remain in effect except that the threshold EBIT shall be based on a trailing average of EBIT for the prior three (3) fiscal years.



                                  Exhibit 10.13
                                                                    Page 2 of 10

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         (c) Signing Bonus. Upon execution of this Agreement, Employee shall be paid a signing bonus of One Hundred Thousand Dollars ($100,000).

         Fourth:           Extent of Services

    Employee shall devote his entire time, attention and energies to the business of Employer (and its various subsidiaries) and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Employee from investing his assets in companies or other entities in such form or manner as will not require any services on the part of Employee in the operation of the affairs of such companies or entities in which such investments are made, and, with respect to companies or other entities which are competitors of Employer, where Employee's investment does not represent in excess of Ten Percent (10%) of the outstanding equity of such company or entity, a loan in excess of Ten Percent (10%) of the net assets of such company or entity or any combination of the foregoing totaling Ten Percent (10%).

         Fifth:            Working Facilities

     Employee shall be furnished with a private office, secretarial help and other facilities and services reasonably suitable to his position and adequate for the performance of his duties. Employee shall be employed at Employer's principal executive offices in Los Angeles, California and shall travel to the extent necessary to fulfill his duties in his discretion.

         Sixth:            Disclosure of Information

         (a) Generally. The parties acknowledge that Employer and its affiliates (individually and collectively, the "Companies"), have developed and intend to continue the development of and to formulate, acquire and use commercially valuable technical and non-technical information, design and specification documents, concepts, technology, know-how, improvements, proposals, patent applications, techniques, marketing plans, strategies, forecasts, inventions (not limited by the definition of an invention contained in the United States Patent Laws), Trade Secrets (as defined in Sec. 3426.1(d) of the Uniform Trade Secrets Act) and processes which are considered proprietary by the Companies, particularly including, without limitation, customer and supplier lists, books and records, computer programs, pricing information and business plans (collectively, the "Propriety Information"). It is necessary for the Companies to protect the Proprietary Information by patents or copyrights or by holding it secret and confidential.

         (b) Access to Proprietary Information. The parties acknowledge that Employee has access to the Proprietary Information and that the disclosure or misuse of such Proprietary Information could irreparably damage the Companies and/or their respective clients or customers.

         (c) Nondisclosure to Others. Except as directed by Employer in writing or verbally, Employee shall not at any time during or after the Term disclose any Proprietary Information to any person whatsoever, examine or make copies of any reports or other documents, papers, memoranda or extracts for use other than in connection with his duties with Employer or utilize for his own


                                  Exhibit 10.13
                                                                    Page 3 of 10
benefit or for the benefit of any other party any such Proprietary Information and will use reasonable diligence to maintain the confidential, secret or proprietary character of all Proprietary Information.

         (d) Survivability. Employee acknowledges that his obligations hereunder shall continue beyond the Term with respect to any Proprietary Information (as defined in Article Sixth, paragraph (a) hereof) which came into his possession during the Term.

         Seventh:          Expenses

         Employee is authorized to incur reasonable expenses for promoting the business of Employer, including expenses for entertainment, travel and similar items but only in accordance with the policies of the Board of Directors or Employer's Chief Executive Officer, as from time to time adopted. Employer will reimburse Employee for all such reasonable expenses upon the presentation by Employee, from time to time, of an itemized account and documentation of such expenditures in sufficient detail to allow Employer to claim an income tax deduction for each paid item, if such item is deductible.

         Eighth:           Fringe Benefits

         (a) Participation in General Plans. Subject to the provisions of paragraph (b) below, Employee shall have such employee benefits (including medical insurance, life insurance, 401(k) and disability insurance plans) as Employer shall from time-to-time establish, promulgate or keep in effect for the benefit of its management level employees. Such benefits will include company paid medical insurance for Employee and his family under Employer's medical insurance plans. Employee shall be required to comply with, and be entitled to benefits only in accordance with, the terms and conditions of such plans. Nothing contained in this paragraph (a) of Article Eighth, however, shall be construed to require Employer to establish any life, disability or medical insurance plans not in existence on the date hereof, to continue any plans in existence on the date hereof, to prevent Employer from modifying and/or terminating any of the plans in existence on the date hereof or otherwise require Employer to take special steps to insure the eligibility of Employee or his dependents under the provisions of such plans, and no such act or omission shall be deemed to affect this Agreement or to require modification of the compensation, additional benefit or other provisions contained herein. The provisions of this paragraph (a) of Article Eighth shall not limit or modify Employee's rights with respect to life insurance and payment following disability specifically set forth in this Agreement.

         (b) Stock Options. By virtue of his appointment to the Board of Directors, Employee shall no longer be eligible to participate in Employer's stock option plans as presently constituted; provided, however, that the options to purchase Twenty-Five Thousand (25,000) shares of Common Stock of Employer currently held by Employee under the 1990 Long-Term Incentive Plan (the "Existing Option") shall not be affected by this provision. Employee shall be entitled to the grant of stock options outside of Employer's existing stock option plans as from time to time determined in the sole discretion of the Compensation Committee. Notwithstanding any other provision of this Agreement, any options granted to Employee shall be exercisable for a minimum of Ninety
(90) days following his termination as set forth in the Existing Option agreement.


                                 Exhibit 10.13
                                                                    Page 4 of 10

         (c) Vacation. Employee shall be entitled each year to a vacation of four (4) weeks, during which time his compensation shall be paid in full.

         Ninth:            Disability

         (a) Rights Following Disability. If Employee is unable to perform his services by reason of illness or incapacity ("Disabled") for a period of more than six (6) weeks as determined in the reasonable discretion of Employer's Chief Executive Officer, the compensation otherwise payable to him during the continued period of such illness or incapacity shall be reduced by fifty (50%) percent. Unless this Agreement has been terminated prior thereto, Employee's full compensation shall be reinstated effective and commencing on the date of his return to employment and the discharge of his full duties hereunder. Notwithstanding anything herein to the contrary, Employer may terminate this Agreement at any time after Employee shall be Disabled for a period of more than twelve (12) months as determined in the reasonable discretion of Employer's Chief Executive Officer. Following any such termination: (i) Employer shall continue to pay Employee's Base Compensation for one-year as severance pay or such lesser period as may remain on the term of this Agreement; and (ii) Employer shall pay to Employee a pro rated bonus for the portion of the fiscal year during which he was employed prior to such termination. For purposes of the foregoing pro ration, the bonus for the fiscal year in which the termination occurs shall be calculated in accordance with the terms of and on the schedule set forth in Article Third of this Agreement. Following such calculation, the bonus for the total fiscal year shall be multiplied by a fraction, the numerator of which shall be the number of days in the fiscal year of termination during which Employee was employed by Employer, and the denominator of which shall be
365. The result of such calculation shall determine the pro rated bonus paid to Employee. For purposes of this Article Ninth all amounts paid to Employee under any long-term disability insurance policy maintained by Employer shall be credited as if paid by Employer to Employee to Employee and after giving effect to any federal or state income tax savings resulting from the payment under a disability policy (as opposed to as taxable salary).

         (b) No Additional Rights. Except as set forth above in paragraph (a), clauses (i) and (ii) of this Article Ninth, following a termination of Employee's employment with Employer pursuant to paragraph (a) of this Article
Ninth: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Employee pursuant to Articles Sixth and Fourteenth); and (ii) Employee shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment.

         Tenth:            Employer's Right to Terminate For Cause

         (a) Cause. Employer may at any time during the term of this Agreement discharge Employee for "cause." The term "cause" is defined herein as Employee's acts of misappropriation of corporate funds, embezzlement, negligence or Employee's voluntary abandonment of his job (other than pursuant to Article Twelfth) or a material breach of this Agreement. Employee shall be terminated only following a finding of "cause" in a resolution adopted by majority vote of the Board


                                  Exhibit 10.13
                                                                    Page 5 of 10
of Directors, with Employee abstaining.

         (b) No Rights Following Cause Termination. Following a termination of Employee's employment with Employer "for cause" pursuant to paragraph (a) of this Article Tenth: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Employee pursuant to Article Sixth and Fourteenth hereof); and
(ii) Employee shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA, salary accrued through the date of termination and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment. In the event that Employee asserts that his voluntary termination was actually a constructive termination, Employer shall be entitled to assert as "cause" for such termination any grounds present at the time of such termination which the Board of Directors could have asserted as "cause" if called upon to terminate Employee.

         Eleventh:         Termination Without Cause

         (a) Rights Following Termination Without Cause. Should Employee be discharged by Employer at any time during the term of this Agreement except as provided in Article Tenth, Employer hereby agrees to: (i) pay Employee within thirty (30) days from such discharge the lesser of one year's Base Compensation or the Base Compensation that would otherwise be paid to him over the remaining term of this Agreement; and (ii) Employer shall pay to Employee a pro rated bonus for the portion of the fiscal year during which he was employed prior to such termination. For purposes of the foregoing pro ration, the bonus for the fiscal year in which the termination occurs shall be calculated in accordance with the terms of and on the schedule set forth in Article Third of this Agreement. Following such calculation, the bonus for the total fiscal year shall be multiplied by a fraction, the numerator of which shall be the number of days in the fiscal year of termination during which Employee was employed by Employer, and the denominator of which shall be 365. The result of such calculation shall determine the pro rated bonus paid to Employee.

         (b) No Additional Rights. Except as set forth above in paragraph (a), clauses (i) and (ii) of this Article Eleventh following a termination of Employee's employment by Employer other than pursuant to Article Tenth above:
(i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Employee pursuant to Articles Sixth and Fourteenth); and (ii) Employee shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment.




                                  Exhibit 10.13
                                                                    Page 6 of 10

         Twelfth:          Right to Voluntary Termination By Employee

         (a)  Conditions for Termination by Employee.         In the event that:

         (i) Any "person" other than Seymour Kahn or an affiliate of Seymour Kahn is or becomes a "beneficial" owner, "directly or indirectly", of stock of Employer representing 50% or more of the total voting power of Employer's then outstanding stock, without the written consent of Employee; or

         (ii) Employer is acquired by another entity through the purchase of substantially all of the assets of the Companies, the purchase of all of Employer's outstanding voting securities or a combination thereof, without the written consent of Employee; or

         (iii) Employer is merged with another entity, consolidated with another entity or reorganized in a manner in which any "person" other than Seymour Kahn or an affiliate of Seymour Kahn is or becomes a "beneficial" owner, "directly or indirectly", of stock of the surviving entity representing 50% or more of the total voting power of the surviving entity's then outstanding stock, without the written consent of Employee;

         then, if following any of the events set forth in clauses (i), (ii) or
(iii), Employee's duties are substantially altered or Employee is demoted for cause, Employee shall have the right and option to voluntarily terminate this Agreement upon written notice to Employer. All terms used in quotations in clauses (i) and (iii) shall have the meanings assigned to such terms in Section 13 of the Securities Exchange Act of 1934 and the rules, regulations, releases and no-action letters of the Securities and Exchange Commission promulgated thereunder or interpreting any of the same. For purposes of clauses (i) and
(iii), the term "affiliate" shall have the meaning assigned to such term in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the releases and no-action letters interpreting the same.

         (b) Rights Following Voluntary Termination After a Change of Control. Following any voluntary termination of employment by Employee pursuant paragraph
(a) of this Article Twelfth, Employee shall be entitled to be paid by Employer within thirty (30) days of such termination by Employee, the lesser of one year's Base Compensation or the entire balance of his Base Compensation remaining to be paid to Employee over the full remaining term of this Agreement.

         (c) No Additional Rights. Except as set forth above in paragraph (b) of this Article Twelfth, following a voluntary termination of Employee's employment with Employer pursuant to paragraph (a) of this Article Twelfth: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Employee pursuant to Articles Sixth and Fourteenth); and (ii) Employee shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment.

         Thirteenth:       Death During Employment


                                  Exhibit 10.13
                                                                    Page 7 of 10

         If Employee dies during the term of this Agreement, Employer shall pay to the estate of Employee the Base Compensation which would otherwise be payable to Employee up to the end of the month in which his death occurs. In addition, Employer shall maintain a life insurance policy or policies providing One Million Dollars ($1,000,000)in death benefits payable to Employee's estate or other designated beneficiary. Employee shall be entitled to and the owner of the cash surrender value of all such insurance policies in excess of the premiums paid by Employer (if any). Notwithstanding any other provision of this Agreement, following any termination of Employee's employment with Employer: (a) Employer shall cease paying the premiums on any such life insurance policy and shall be entitled to withdraw (or be paid by Employee in the form of a set-off against any severance payments due or otherwise) its portion of the cash surrender value of the life insurance policies; and (b) Employee shall be entitled, in his discretion, to continue such policies for his benefit by payment of the premiums and shall be entitled to the full cash surrender value of such policies following withdrawal or repayment of Employer's interest in the cash surrender value. Employee and Employer will execute such assignments as are necessary to reflect this allocation of the death and cash surrender values of any life insurance policies paid for by Employer on the life of Employee.

         Fourteenth:       Restrictive Covenant

         Employee covenants and agrees that, during the period commencing with the date hereof and ending five (5) years from the date Employee's employment with Employer is terminated (the "Non- Compete Period"), Employee will not compete or attempt to compete with or become associated with any business which competes with the Companies' government contracts, cargo, commercial aviation, fuel sales and fixed base operation activities or any business activities of the Companies developed subsequent to the date hereof. Employee covenants and agrees that he will not, without the prior written consent of Employer during the Non-Compete Period: (a) solicit any customer of the Companies; (b) solicit any contracts which were either being solicited by, or which were under contract with, the Companies by performing or causing to be performed any work which was either being solicited by, or which was under contract with, Employer; or (c) induce any sales, operating, technical or other personnel of the Companies to leave the service, employ or business of the Companies. Employee agrees that he will not violate this Article Fourteenth: (a) directly or indirectly; (b) in any capacity, either individually or as a member of any firm; (c) as an officer, director, stockholder, partner or employee of any business; or (d) through or with any persons, relatives (either through blood or marriage), firms, corporations or individuals controlled by or associate with him (each and every such method of violation referred to in clauses (a) through (d) shall hereinafter be referred to as an "indirect violation"). Employee further agrees that doing or causing to be done any of the actions prohibited in this Article Fourteenth by means of an indirect violation shall constitute a violation of this Article Fourteenth as though violated by Employee, subject to all of the remedies to Employer provided for herein and as otherwise provided by law.

         Fifteenth:        Arbitration; Governing Law

      Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in the City of Los Angeles pursuant to the laws of the State of California in accordance with the rules then obtaining of the American Arbitration Association, and


                                 Exhibit 10.13
                                                                    Page 8 of 10
judgment upon the award rendered may be entered in any court having jurisdiction thereof. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California. The arbitrators shall have the power in their discretion to award attorneys' fees and other legal costs and expenses to the prevailing party in connection with any arbitration.

         Sixteenth:        Notices

         Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to his residence, in the case of Employee, or to its principal office, in the case of Employer.

         Seventeenth:      Waiver of Breach

         The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

         Eighteenth:       Assignment

         The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

         Nineteenth:       Entire Agreement; Written Amendment

         This instrument contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended, modified, extended or discharged and the provisions of this Agreement may only be waived by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         Twentieth:        Equitable Relief Partial Enforcement

          Employer and Employee have agreed that violation or breach of Articles Sixth and Fourteenth will result in irreparable injury to the Companies and shall entitle the Companies to equitable relief in addition to any other remedies provided at law. Employer and Employee have further agreed in the event that only a portion of Articles Sixth or Fourteenth shall be deemed enforceable or valid that portion of such Articles as shall be enforceable or valid shall be enforced. Employer and Employee have further agreed that the court making a determination of the validity or enforceability of such Articles shall have the power and authority to rewrite the restrictions contained in such Articles to include the maximum portion of the restrictions included within such Articles as are enforceable, valid and consistent with the intent of the parties as expressed in such Articles.




                                  Exhibit 10.13
                                                                    Page 9 of 10

         Twenty-First:              Attorney's Fees

         Employer shall pay up to Five Thousand Dollars ($5,000) in legal fees to an attorney or attorneys retained by Employee for the purpose of reviewing this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                         MERCURY AIR GROUP, INC.



                                         BY:________________________________
                                         Seymour Kahn, Chairman of the Board



                                         ------------------------------
                                         Joseph A. Czyzyk, Individually




                                  Exhibit 10.13
                                                                   Page 10 of 10